Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES FIRST QUARTER FISCAL 2021 RESULTS
Fiscal First Quarter 2021 Highlights Compared to Fiscal First Quarter 2020:
•Net sales increased 5.2% to $181.0 million
•Unit volume declined 5.3%
•Gross profit increased 14.3% to $45.7 million
•Net income increased 32.1% to $22.0 million
•Adjusted EBITDA increased 28.0% to $36.3 million
•Adjusted fully distributed net income per share increased 36.1% to $1.13 on a fully distributed weighted average share count of 21.5 million shares of Class A Common Stock
Loudon, TN, November 6, 2020 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the first quarter ended September 30, 2020.
“Our team delivered a phenomenal start to fiscal year 2021. We captured insatiable demand for our innovative boats, while at the same time flexing our competitive leadership and vertical integration capabilities to support fantastic margins in our seasonally lowest margin quarter. During the quarter, we benefited from the hot retail environment, customer desire for larger boats with more features and options, and flawless execution of our operational excellence initiatives. As a result, we have not skipped a beat, as we further drove market share gains and extended our leadership position in our highly attractive markets,” commented Jack Springer, Chief Executive Officer of Malibu Boats Inc.
“Our product development engine has also continued at an unmatched pace, debuting new boats that exemplify innovation and draw new customers into the lifestyle. Our model year 2021 new product has outpaced expectations, led by our flagship M-Series and the recently introduced M220 and 23 LSV. At the same time, Cobalt has introduced three new boats with several more coming in the fiscal second quarter, while Pursuit is on-pace to introduce a new boat per quarter throughout the model year. In recent weeks, we have seen tightening within our supply chain for raw materials, parts and components. However, as was reflected in lower unit volumes for our first fiscal quarter, we had already begun managing our production levels in anticipation of supply chain constraints and to adjust for the rapid introduction of new models and the plant expansions at Cobalt and Pursuit. Notwithstanding the decrease in unit volume in the first quarter, we remain incredibly optimistic as we move forward in fiscal year 2021, given record low inventories and sustained retail demand. We believe we will deliver strong full year revenue growth and Adjusted EBITDA margins, and are well-positioned to further deliver value for our shareholders,” concluded Mr. Springer.
Fiscal First Quarter 2021 Results (Unaudited)

	Three Months Ended September 30,
	2020	2019
	(Dollars In Thousands)
Net Sales	$180,984	$172,080
Gross Profit	$45,741	$40,001
Gross Profit Margin	25.3%	23.2%
Net Income	$22,038	$16,682
Net Income Margin	12.2%	9.7%
Adjusted EBITDA	$36,347	$28,386
Adjusted EBITDA Margin	20.1%	16.5%

Exhibit 99.1
Net sales for the three months ended September 30, 2020 increased $8.9 million, or 5.2%, to $181.0 million as compared to the three months ended September 30, 2019. The increase in net sales was driven primarily by a favorable model mix and increase in optional features in our Malibu segment and increased unit volumes in our Malibu and Pursuit segments. Unit volume for the three months ended September 30, 2020, decreased 92 units, or 5.3%, to 1,635 units as compared to the three months ended September 30, 2019. Our unit volume decreased because we have been managing our production levels in anticipation of supply chain constraints, which we have begun to experience in recent weeks, and to adjust for the rapid introduction of new models and plant expansions at Cobalt and Pursuit.
Net sales attributable to our Malibu segment increased $14.0 million, or 16.2%, to $99.8 million for the three months ended September 30, 2020, compared to the three months ended September 30, 2019. Unit volumes attributable to our Malibu segment increased 17 units for the three months ended September 30, 2020, compared to the three months ended September 30, 2019. The increase in net sales and unit volumes was driven primarily by strong demand for our new, larger models and optional features.
Net sales attributable to our Cobalt segment decreased $5.7 million, or 11.3%, to $44.5 million for the three months ended September 30, 2020, compared to the three months ended September 30, 2019. Unit volumes attributable to Cobalt decreased 112 units for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. Our unit volumes, and as a result our net sales, for our Cobalt segment decreased during the three months ended September 30, 2020 driven by our lower production levels for our Cobalt segment at the end of fiscal year 2020. The planned lower production rates were driven by our investment in the plant to optimize efficiency and expand capacity, the introduction of three new Cobalt models during the quarter, and challenges around labor and supply as a result of the pandemic. While we are ahead of our planned production levels, we do not expect unit volume in this segment will result in year-over-year gains until the second half of this fiscal year. The decrease in our net sales for Cobalt was partially offset by a favorable product mix of our Cobalt models.
Net sales attributable to our Pursuit segment increased $0.6 million, or 1.7%, to $36.7 million, for the three months ended September 30, 2020, compared to the three months ended September 30, 2019. The increase was driven primarily by unit volumes which increased three units for the three months ended September 30, 2020 compared to the three months ended September 30, 2019.
Overall consolidated net sales per unit increased 11.1% to $110,694 per unit for the three months ended September 30, 2020, compared to the three months ended September 30, 2019. Net sales per unit for our Malibu segment increased 14.3% to $96,829 per unit for the three months ended September 30, 2020, compared to the three months ended September 30, 2019, driven by higher sales of new, more expensive models and optional features. Net sales per unit for our Cobalt segment increased 10.4% to $97,122 per unit for the three months ended September 30, 2020, compared to the three months ended September 30, 2019, driven by higher sales of larger, more expensive models. Net sales per unit for our Pursuit segment decreased 0.4% to $251,171 per unit for the three months ended September 30, 2020.
Cost of sales for the three months ended September 30, 2020 increased $3.2 million, or 2.4%, to $135.2 million as compared to the three months ended September 30, 2019. The increase in cost of sales was driven primarily by increased cost associated with producing new, larger models, with expanded optional features which experienced increased demand during the three months ended September 30, 2020.
Gross profit for the three months ended September 30, 2020 increased $5.7 million, or 14.3%, to $45.7 million compared to the three months ended September 30, 2019. The increase in gross profit was driven primarily by higher sales revenue with a more favorable product mix partially offset by the increased cost of sales. Gross margin for the three months ended September 30, 2020 increased 210 basis points from 23.2% to 25.3%.
Selling and marketing expenses for the three months ended September 30, 2020, decreased $1.5 million, or 28.7% to $3.6 million compared to the three months ended September 30, 2019 primarily driven by decreased travel and promotional events due mostly to restrictions imposed by COVID-19. As a percentage of sales, selling and marketing expenses decreased 90 basis points compared to the same period in the prior fiscal year. General and administrative expenses for the three months ended September 30, 2020, increased $1.0 million, or 9.2%, to $11.7

Exhibit 99.1
million as compared to the three months ended September 30, 2019 driven primarily by higher legal expenses related to intellectual property litigation. As a percentage of sales, general and administrative expenses increased 30 basis points to 6.5% for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. Amortization expense for the three months ended September 30, 2020 remained flat at $1.5 million compared to the three months ended September 30, 2019.
Operating income for the first quarter of fiscal year 2021 increased to $29.0 million from $22.7 million in the first quarter of fiscal year 2020. Net income for the first quarter of fiscal year 2021 increased 32.1% to $22.0 million from $16.7 million and net income margin increased to 12.2% from 9.7% in the first quarter of fiscal year 2020. Adjusted EBITDA in the first quarter of fiscal year 2021 increased 28.0% to $36.3 million from $28.4 million, while Adjusted EBITDA margin increased to 20.1% from 16.5% in the first quarter of fiscal year 2020.
Fiscal 2021 Guidance
For the fiscal full year 2021, Malibu anticipates revenues to grow approximately 20% year-over-year and Adjusted EBITDA margins to approach 20%.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition and integration related expenses, costs related to the Company’s vertical integration initiatives and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Conference Call and Webcast
The Company will host a webcast and conference call to discuss first quarter of fiscal year 2021 results on Friday, November 6, 2020, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #3295729. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the commanding market leader in the performance sport boat category through its Malibu and Axis Wake Research boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand and in a leading position in the offshore fishing boat market with its Pursuit brand. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees and non-cash compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted

Exhibit 99.1
EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our expectations for fiscal year 2021; the expected pace of introduction and demand for our products; and our ability to deliver value to our shareholders.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on us; general industry, economic and business conditions; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our reliance on our network of independent dealers and increasing competition for dealers; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; our ability to execute our manufacturing strategy successfully; the success of our engines integration strategy; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable

Exhibit 99.1
assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2020	2019
Net sales	$180,984	$172,080
Cost of sales	135,243	132,079
Gross profit	45,741	40,001
Operating expenses:
Selling and marketing	3,612	5,066
General and administrative	11,654	10,668
Amortization	1,524	1,584
Operating income	28,951	22,683
Other (income) expense, net:
Other income, net	(10)	(10)
Interest expense	556	1,167
Other (income) expense, net	546	1,157
Income before provision for income taxes	28,405	21,526
Provision for income taxes	6,367	4,844
Net income	22,038	16,682
Net income attributable to non-controlling interest	945	823
Net income attributable to Malibu Boats, Inc.	$21,093	$15,859

Comprehensive income:
Net income	$22,038	$16,682
Other comprehensive income (loss), net of tax:
Change in cumulative translation adjustment	630	(623)
Other comprehensive income (loss), net of tax	630	(623)
Comprehensive income, net of tax	22,668	16,059
Less: comprehensive income attributable to non-controlling interest, net of tax	972	792
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$21,696	$15,267

Weighted average shares outstanding used in computing net income per share:
Basic	20,651,929	20,830,121
Diluted	20,864,646	20,928,741
Net income available to Class A Common Stock per share:
Basic	$1.02	$0.76
Diluted	$1.01	$0.76

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	September 30, 2020	June 30, 2020
Assets
Current assets
Cash	$52,438	$33,787
Trade receivables, net	31,031	13,767
Inventories, net	80,053	72,946
Prepaid expenses and other current assets	5,925	3,954
Total current assets	169,447	124,454
Property, plant and equipment, net	95,741	94,310
Goodwill	51,511	51,273
Other intangible assets, net	138,421	139,892
Deferred tax asset	51,075	52,935
Other assets	14,023	14,482
Total assets	$520,218	$477,346
Liabilities
Current liabilities
Accounts payable	$31,292	$15,846
Accrued expenses	58,316	50,485
Income taxes and tax distribution payable	4,088	243
Payable pursuant to tax receivable agreement, current portion	3,589	3,589
Total current liabilities	97,285	70,163
Deferred tax liabilities	—	14
Other liabilities	17,451	16,727
Payable pursuant to tax receivable agreement, less current portion	46,406	46,076
Long-term debt	74,141	82,839
Total liabilities	235,283	215,819

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,630,438 shares issued and outstanding as of September 30, 2020; 20,595,969 issued and outstanding as of June 30, 2020	204	204
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 13 shares issued and outstanding as of September 30, 2020; 15 shares issued and outstanding as of June 30, 2020	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2020 and June 30, 2020	—	—
Additional paid in capital	105,228	103,797
Accumulated other comprehensive loss	(2,502)	(3,132)
Accumulated earnings	174,804	153,711
Total stockholders' equity attributable to Malibu Boats, Inc.	277,734	254,580
Non-controlling interest	7,201	6,947
Total stockholders’ equity	284,935	261,527
Total liabilities and stockholders' equity	$520,218	$477,346

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended September 30,
	2020	2019
Net income	$22,038	$16,682
Provision for income taxes	6,367	4,844
Interest expense	556	1,167
Depreciation	3,486	3,097
Amortization	1,524	1,584
Professional fees [1]	1,565	335
Stock-based compensation expense [2]	811	677
Adjusted EBITDA	$36,347	$28,386
Adjusted EBITDA margin	20.1%	16.5%

(1)	Represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended September 30,
	2020	2019
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$21,093	$15,859
Provision for income taxes	6,367	4,844
Professional fees [1]	1,565	335
Acquisition and integration related expenses [2]	1,073	1,073
Fair market value adjustment for interest rate swap [3]	—	38
Stock-based compensation expense [4]	811	677
Net income attributable to non-controlling interest [5]	945	823
Fully distributed net income before income taxes	31,854	23,649
Income tax expense on fully distributed income before income taxes [6]	7,518	5,558
Adjusted fully distributed net income	$24,336	$18,091

	Three Months Ended September 30,
	2020	2019
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,651,929	20,830,121
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [7]	714,261	830,152
Weighted-average unvested restricted stock awards issued to management [8]	179,048	126,516
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,545,238	21,786,789

Exhibit 99.1
The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended September 30,
	2020	2019
Net income available to Class A Common Stock per share	$1.02	$0.76
Impact of adjustments:
Provision for income taxes	0.31	0.23
Professional fees [1]	0.08	0.02
Acquisition and integration related expenses [2]	0.05	0.05
Fair market value adjustment for interest rate swap [3]	—	—
Stock-based compensation expense [4]	0.04	0.03
Net income attributable to non-controlling interest [5]	0.05	0.04
Fully distributed net income per share before income taxes	1.55	1.13
Impact of income tax expense on fully distributed income before income taxes [6]	(0.36)	(0.27)
Impact of increased share count [9]	(0.06)	(0.03)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$1.13	$0.83

(1)	Represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	For the three months ended September 30, 2020 and 2019, represents amortization of intangibles acquired in connection with the acquisition of Pursuit and Cobalt.
(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015. The swap matured on March 31, 2020.
(4)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(5)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(6)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.6% and 23.5% of income before income taxes for the three months ended September 30, 2020 and 2019, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2021 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.
(7)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis.
(8)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(9)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.